EXHIBIT 35.2

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, Barbara Campbell, an authorized officer of Washington Mutual Mortgage Securities Corp. (the “Administrative Agent”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”) and Washington Mutual Bank (the “Servicer”), pursuant to the Amended and Restated Administrative Agent Agreement dated as of February 1, 2005 (the “Servicing Agreement”) by and between the Servicer, and the Administrative Agent the following with respect to Washington Mutual Mortgage Pass-Through Certificates WMALT Series 2006-AR9 Trustfor the 2006 fiscal year  (the “Relevant Year”):

1.                  A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.                  To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year, except as set forth in paragraph 3 below.

3.                  Funds received as prepayments on loans in one subgroup were not allocated for the November 2006 distribution to payment of amounts equal to negative amortization accruing on loans in a related subgroup as provided for under the provisions of the applicable pooling and servicing agreement.  The trustee was promptly notified to effect the corrected distribution and an amendment to the Form 10-D with a corrected distribution statement attached was filed with the Securities and Exchange Commission in December 2006.

Dated as of March 15, 2007.

/s/ Barbara Campbell ___________________________________________ Name: Barbara Campbell Title: First Vice President